Exhibit 99.1

Investor Relations:
Erica Abrams
The Blueshirt Group for Oplink
(415) 217-7722
erica@blueshirtgroup.com

Oplink Reports Financial Results for Second Quarter of Fiscal 2007
Revenues Increase 16% Sequentially and 81% Over the Prior Year; Net Income Continues to Improve

Fremont, Calif., — January 25, 2007 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic components, intelligent modules, and subsystems solution provider, today reported financial results for the second quarter of fiscal 2007, ended December 31, 2006.

For the second quarter of fiscal 2007, Oplink reported revenues of $23.0 million, an increase of 16% over the prior quarter and 81% over the prior year. Net income for the second quarter increased to $3.1 million, or $0.14 per diluted share, in accordance with accounting principles generally accepted in the United States (GAAP). This compares to a GAAP net loss of $594,000, or ($0.03) per share, reported in the prior year and GAAP net income of $2.8 million, or $0.12 per diluted share, reported in the prior quarter.

Non-GAAP net income for the second quarter of fiscal 2007 was $4.5 million, or $0.20 per diluted share, which excludes $1.1 million in stock compensation expense and a one-time charge of $268,000 for compensation related to the modification of a stock option exercise price. This compares to non-GAAP net income of $1.2 million, or $0.05 per diluted share, which excludes $1.1 million for in-process research and development expense and $643,000 in stock compensation expense, reported in the prior year. This also compares to non-GAAP net income of $3.8 million, or $0.17 per diluted share, which excludes $1.1 million in stock compensation expense, reported in the prior quarter.

Oplink added $5.7 million to its cash and cash equivalents and short and long-term investment balance and closed the second quarter with $197.3 million.

“We continue to be very pleased with our revenue growth and improving operating performance, which are the result of our increasing market share and broadening customer relationships”, commented Joe Liu, president and CEO of Oplink. “Global market demand for Oplink’s cost-competitive components and subsystems remained solid in the quarter, with notably good activity in North America. We continue to expand our relationships to include more systems-level manufacturing services.

“Looking ahead, we expect to gain momentum as we increase our 2.5G and 10G CWDM/DWDM systems ODM total solution contribution to our customers. Our key customers have continued winning major contracts and we are confident in our design-in customer relationships and pleased with the expected level of order activity for the near future.”

Business Outlook
The Company anticipates revenue for the third quarter to increase approximately 12% sequentially. In addition, Oplink expects to generate earnings per diluted share of approximately $0.15 to $0.16 on a GAAP basis. On a non-GAAP basis, excluding stock compensation expense and non-recurring charges, if any, the Company expects earnings per diluted share of approximately $0.20 to $0.21.

Oplink presents each of the fiscal quarters and fiscal year end as if it ended on the last day of each calendar quarter or twelve-month period, respectively. Oplink operates and reports using interim fiscal quarters and twelve-month periods, which end on the Sunday closest to the end of each calendar quarter and twelve-month period. Historical per share data appearing above have been appropriately adjusted to reflect the one-for-seven (1-for-7) reverse stock split effected on November 9, 2005.

Conference Call Information
The Company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on January 25, 2007. To access the conference call, dial (800) 240-7305 for the US or Canada and (303) 262-2143 for international callers. The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Time on January 25, 2007 until 11:59 p.m. Pacific Time on January 28, 2007, by dialing (800) 405-2236 ((303) 590-3000 for callers outside the U.S. and Canada) and entering pass code 11081073.

Non-GAAP Financial Measures
In this earnings release and during our earnings conference call and webcast as described above, we use or plan to discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. We believe that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules.

About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Cautionary Statement
This news release contains forward-looking statements, including without limitation the guidance given for anticipated revenue and earnings per share for the third quarter of fiscal 2007 and statements regarding our expectations of continued momentum as carriers expand their infrastructure investments and our customers are awarded contracts, our customer relationships and the expected level of order activity in the near term, that involve risks and uncertainties, which may cause results to differ substantially from expectations. These risks include, but are not limited to, the potential widespread downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, possible reductions in customer orders, challenges to successfully integrate and realize anticipated benefits of acquisitions of businesses or technologies, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2006	2006
	(Unaudited)	(1)

ASSETS

Current assets:
Cash and cash equivalents	$17,529	$7,856
Short-term investments	134,722	117,395
Accounts receivable, net	19,422	13,369
Inventories, net	11,446	7,953
Prepaid expenses and other current assets	3,669	2,435

Total current assets	186,788	149,008

Long-term investments	45,000	63,029
Property, plant and equipment, net	22,811	23,443
Goodwill and intangible assets, net	1,509	1,694
Other assets	172	781

Total assets	$256,280	$237,955

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,868	$4,516
Accrued liabilities and other current liabilities	6,058	6,216

Total current liabilities	12,926	10,732

Non-current liabilities	79	83

Total liabilities	13,005	10,815

Stockholders’ equity	243,275	227,140

Total liabilities and stockholders’ equity	$256,280	$237,955

(1) The June 30, 2006 condensed consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$22,953	$19,714	$12,651	$42,667	$23,334

Cost of revenues:
Cost of revenues	16,497	13,491	9,164	29,988	17,222
Stock compensation expense	75	65	66	140	121

Total cost of revenues	16,572	13,556	9,230	30,128	17,343

Gross profit	6,381	6,158	3,421	12,539	5,991

Operating expenses:
Research and development	1,429	1,571	1,338	3,000	2,826
Sales and marketing	1,280	1,382	886	2,662	1,771
General and administrative	1,772	1,499	1,701	3,271	3,337
In-process research and development	—	—	1,120	—	1,120
Stock compensation expense	1,031	1,009	577	2,040	1,119
Amortization of intangible and other assets	35	35	18	70	18

Total operating expenses	5,547	5,496	5,640	11,043	10,191

Income (loss) from operations	834	662	(2,219)	1,496	(4,200)
Interest and other income, net	2,330	2,175	1,625	4,505	3,166

Income (loss) before provision for income taxes	3,164	2,837	(594)	6,001	(1,034)
Provision for income taxes	33	82	—	115	—

Net income (loss)	$3,131	$2,755	$(594)	$5,886	$(1,034)

Net income (loss) per share:
Basic	$0.14	$0.13	$(0.03)	$0.27	$(0.05)

Diluted	$0.14	$0.12	$(0.03)	$0.26	$(0.05)

Shares used in per share calculation:
Basic	22,000	21,557	21,318	21,778	21,296

Diluted	23,022	22,552	21,318	22,810	21,296

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005

Net income (loss), GAAP	$3,131	$2,755	$(594)	$5,886	$(1,034)
Adjustments to measure non-GAAP:
Compensation related to stock option modification	268	—	—	268	—
In-process research and development	—	—	1,120	—	1,120
Stock compensation expense	1,106	1,074	643	2,180	1,240

Non-GAAP net income	$4,505	$3,829	$1,169	$8,334	$1,326

Net income per share, non-GAAP:
Basic	$0.20	$0.18	$0.05	$0.38	$0.06

Diluted	$0.20	$0.17	$0.05	$0.37	$0.06

Shares used in per share calculation:
Basic	22,000	21,557	21,318	21,778	21,296

Diluted	23,022	22,552	21,974	22,810	21,980

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	December 31,
	2006	2005
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$5,886	$(1,034)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,550	3,783
Stock compensation expense	2,180	1,240
In-process research and development	—	1,120
Other	92	94
Change in assets and liabilities	(7,665)	(3,866)

Net cash provided by operating activities	3,043	1,337

Cash flows from investing activities:
Net maturities of investments	583	11,630
Net purchases of property and equipment	(1,225)	(604)
Acquisition of businesses, net of cash acquired	—	(4,365)

Net cash (used in) provided by investing activities	(642)	6,611

Cash flows from financing activities:
Proceeds from issuance of common stock	7,257	648
Repurchase of common stock	—	(11)

Net cash provided by financing activities	7,257	637

Effect of exchange rate changes on cash	15	40

Net increase in cash and cash equivalents	9,673	8,675

Cash and cash equivalents, beginning of period	7,856	29,710

Cash and cash equivalents, end of period	$17,529	$38,385